Exhibit 10.10o

NOTICE OF GRANT OF STOCK APPRECIATION RIGHT

ANIKA THERAPEUTICS, INC.

2017 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Anika Therapeutics, Inc., a Delaware corporation (the “Company”) hereby grants, pursuant to the provisions of the Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan, as amended from time to time (the “Plan”), to the Grantee designated in this Notice of Grant of Stock Appreciation Right (the “Notice of Grant”) a stock appreciation right with respect to the number of Shares set forth in the Notice of Grant (the “SAR”), subject to certain terms and conditions as outlined below in the Notice of Grant and the additional terms and conditions set forth in the attached Terms and Conditions of Stock Appreciation Right, including the Appendix attached thereto (the “Terms and Conditions,” and together with the Notice of Grant, the “Award Agreement”).

Grantee:	[Name]
Grant Date:	[Date]
Number of Shares subject to Stock Appreciation Right:	[####]
SAR Exercise Price per Share:	$[XX.XX]
Expiration Date:	10 Years from Grant Date
Definition of SAR:

Subject to the terms of the Award Agreement, the SAR shall entitle the Grantee to receive payment from the Company (in cash or Shares, in the sole discretion of the Company) in an amount determined by multiplying the difference between the Fair Market Value on the date of exercise over the SAR Exercise Price by the number of Shares with respect to which the SAR is exercised.

Vesting and Exercisability Schedule:

Subject to the provisions of the Terms and Conditions and other applicable sections of this Notice of Grant, the SAR shall vest and become exercisable in substantially equal installments on the first, second, and third anniversary of the Grant Date, provided that Grantee remains a continuous Service Provider from the Grant Date until the date on which the SAR is scheduled to vest.

Notwithstanding the foregoing, vesting and exercisability of all or some portion of the SAR may be accelerated in accordance with the terms and conditions of Section 2(c) of the attached Terms and Conditions.

Exercise after Separation from Service:

Separation from Service for any reason other than death, Disability or Cause: any non-exercisable portion of the SAR expires immediately and any exercisable portion of the SAR remains exercisable for 90 days following Separation from Service for any reason other than death, Disability or Cause;

Separation from Service due to death or Disability: any non-exercisable portion of the SAR expires immediately and any exercisable portion of the SAR remains exercisable for 12 months following Separation from Service due to death or Disability; and

Separation from Service for Cause: the entire SAR, including any exercisable and non-exercisable portion, expires immediately upon Separation from Service for Cause.

Leaves of Absence: for purposes of the Award Agreement, Service Provider status shall not terminate under a bona fide leave of absence that was approved by the Company or an Affiliate or Subsidiary who is Grantee’s employer (the “Employer”) in writing if the terms of the leave provide for continued service crediting or when continued service crediting is required by Applicable Laws.

The Company, in its sole discretion, determines which leaves count for this purpose and when Service terminates for all purposes under the Plan.

IN NO EVENT MAY THE SAR BE EXERCISED AFTER THE EXPIRATION DATE AS PROVIDED ABOVE.

By electronically accepting the Award Agreement, the Grantee agrees that the SAR is granted under and governed by the terms and conditions of the Plan and the Award Agreement, as of the Grant Date.

GRANTEE		ANIKA THERAPEUTICS, INC.

Sign Name:	[SIG]	Sign Name:	[SIG]

Print Name:	[NAME]	Print Name:	Stephen D. Griffin

		Title:	President and CEO

TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHT

1. Grant of SAR. The SAR granted to the Grantee and described in the Notice of Grant is subject to the terms and conditions of the Plan. The terms and conditions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, the Award Agreement shall be construed in accordance with the terms and conditions of the Plan. Any capitalized term not otherwise defined in the Award Agreement shall have the definition set forth in the Plan.

The Committee has approved the grant to the Grantee of the SAR, conditioned upon the Grantee’s acceptance of the terms and conditions of the Award Agreement within 60 days after the Award Agreement is presented to the SAR for review; if the Grantee does not accept the terms and conditions of the Award Agreement within 60 days after the Award Agreement is presented to the Grantee for review, the Grantee will automatically be deemed to accept the SAR and such terms and conditions.

2. Exercise of SAR.

(a) Right to Exercise. The SAR shall be exercisable, in whole or in part, during its term in accordance with the Exercisability Schedule set forth in the Notice of Grant and with the applicable provisions of the Plan and the Award Agreement. No Shares shall be issued pursuant to the exercise of the SAR unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Grantee on the date on which the SAR is exercised with respect to such Shares. Unless or until such time as the SAR has been duly exercised and Shares have been delivered in settlement therefor, the Grantee shall not be entitled to exercise any voting rights with respect to such Shares, shall not be entitled to receive dividends or other distributions with respect thereto, if applicable, and shall not have any other rights of a Stockholder with respect thereto.

(b) Method of Exercise. The Grantee may exercise the SAR by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”), which shall state the election to exercise the SAR, the date upon which the Grantee desires to exercise the SAR (which date shall be no earlier than the date that is ten (10) days following the date Grantee delivers such Exercise Notice to the Company), the number of Shares with respect to which the SAR is being exercised, and such other representations and agreements as may be required by the Company. The SAR shall be deemed to be exercised upon the date specified in the Exercise Notice and subject to receipt by the Company of such fully executed Exercise Notice accompanied by any applicable withholding or other taxes.

(c) Acceleration of Exercisability under Certain Circumstances. The exercisability of the SAR shall not be accelerated under any circumstances, except as otherwise provided in the Plan or in a written agreement between the Grantee and the Company or an Affiliate; provided, however, that if, within 3 months prior to and in connection with a Change in Control, or 12 months following a Change in Control, the Grantee incurs a Separation from Service as a result of a termination initiated by the Company or an Affiliate without Cause, or by the Grantee for Good Reason, then 100% of the Shares subject to the SAR shall immediately become exercisable prior to such termination (provided that if such termination occurs prior to such Change in Control, such Shares shall immediately become exercisable prior to such Change in Control). For this purpose, “Good Reason” means as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Affiliate, or in the absence of such then-effective written agreement and definition, means the occurrence of any of the following events or conditions unless consented to by the Grantee (and the Grantee shall be deemed to have consented to any such event or condition unless the Grantee provides written notice of the Grantee’s non-acquiescence within 30 days of becoming aware of such event or condition): (i) a change in the Grantee’s responsibilities or duties which represents a material and substantial diminution in the Grantee’s responsibilities or duties, as applicable; (ii) a material reduction in the Grantee’s base salary; provided that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to the Grantee’s by the same percentage amount shall not constitute such a salary reduction; or (iii) requiring the Grantee to be based at any place outside a 50 mile radius from the Grantee’s job location or residence except for reasonably required travel on business.

3. Payment upon Exercise. Upon exercise, and subject to Section 7 hereof, the Grantee shall be entitled to receive, in the sole discretion of the Company, either (i) the largest whole number of Shares with a value closest to, but not in excess of, the product of (x) the Fair Market Value of a Share on the date of exercise less the SAR Exercise Price per Share, multiplied by (y) the number of Shares underlying the SAR that is being exercised (such product, the “SAR Exercise Value”) or (ii) a cash payment equal to the SAR Exercise Value.

To the extent Shares are issued upon exercise of the SAR, the issuance of such Shares shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry or direct registration or the issuance of one or more Stock certificates.

4. Restrictions on Exercise. The SAR may not be exercised until such time as the Plan has been approved by the Stockholders, or if the issuance of the Shares upon exercise or the method of payment of consideration for those Shares would constitute a violation of any applicable law, regulation or Company policy.

5. Transferability. The SAR may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Grantee only by the Grantee.

6. Term of SAR. The SAR may be exercised only within the term set forth in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of the Award Agreement.

7. Withholding.

(a) The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Grantee with respect to the SAR.

(b) The Grantee shall be required to meet any applicable tax withholding obligation in accordance with the tax withholding provisions of Section 17.3 of the Plan. The ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to Grantee (the “Tax-Related Items”) is and remains Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this SAR, including, but not limited to, the grant, vesting or exercise of this SAR, the issuance of any shares of Common Stock upon exercise of this SAR, the subsequent sale of any Shares acquired pursuant to such exercise or the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of this SAR or any aspect of this SAR to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to Tax-Related Items in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(c) Prior to any relevant taxable or tax withholding event, as applicable, Grantee agrees to make adequate arrangements satisfactory to the Company and/or Grantee’s Employer to satisfy all Tax-Related Items. To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items, Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by (i) to the extent the SAR Exercise Value is paid in cash, deducting such amount from the SAR Exercise Value and (ii) to the extent the SAR Exercise Value is paid in Shares, one (or a combination) of the following:

(i) by direct payment to the Company or the Employer in cash of the amount of Tax-Related Items;

(ii) by having withheld from the Award at the appropriate time that number of whole Shares whose Fair Market Value is equal to the amount of Tax-Related Items required to be withheld with respect to the Award;

(iii) by a combination of Shares and cash;

(iv) by withholding from wages or other cash compensation paid to Grantee by the Company or the Employer; and/or

(v) by withholding from proceeds of the sale of Shares acquired upon exercise of this SAR either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization, without further consent).

8. Adjustment. Upon any event described in Section 15 of the Plan occurring after the Grant Date, the adjustment provisions as provided for under Section 15 of the Plan shall apply to the SAR.

9. Bound by Plan and Committee Decisions. By accepting the SAR, the Grantee acknowledges that the Grantee has received a copy of the Plan, has had an opportunity to review the Plan, and agrees to be bound by all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Award Agreement and the Plan, the provisions of the Plan shall control. The authority to manage and control the operation and administration of the Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to the Award Agreement or the Plan shall be final and binding on all persons.

10. Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of the Award Agreement and the Plan and that the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of the SAR.

11. Regulatory Limitations on Exercises. Notwithstanding the other provisions of the Award Agreement, the Committee may impose such conditions, restrictions and limitations (including suspending the exercise of the SAR and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to the SAR unless and until the Committee determines that such issuance complies with (a) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (b) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (c) any applicable Company policy or administrative rules and (d) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

12. Miscellaneous.

(a) Notices. Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b) Waiver. The waiver by any party hereto of a breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement. The Award Agreement and the Plan constitute the entire agreement between the parties with respect to the SAR. Except as otherwise stated herein, any prior agreements, commitments or negotiations concerning the SAR are superseded.

(d) Binding Effect; Successors. The obligations and rights of the Company under the Award Agreement shall be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The obligations and rights of the Grantee under the Award Agreement shall be binding upon and inure to the benefit of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e) Governing Law; Consent to Jurisdiction; Consent to Venue; Service of Process. The Award Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without regard to the principles of conflicts of law thereof or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. For purposes of resolving any dispute that arises directly or indirectly in connection with the Award Agreement, the Grantee, by virtue of receiving the Award, hereby submits and consents to the exclusive jurisdiction of the Commonwealth of Massachusetts and agrees that any related litigation shall be conducted solely in the courts of Middlesex County, Massachusetts or the United States District Court for the District of Massachusetts, where the Award Agreement is made and to be performed, and no other courts. The Grantee may be served with process in any manner permitted under Massachusetts law, or by United States registered or certified mail, return receipt requested.

(f) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of the Award Agreement.

(g) Amendment. The Award Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the SAR.

(h) Severability. The invalidity or unenforceability of any provision of the Award Agreement shall not affect the validity or enforceability of any other provision of the Award Agreement, and each other provision of the Award Agreement shall be severable and enforceable to the extent permitted by law.

(i) No Rights to Service. Nothing contained in the Award Agreement shall be construed as giving the Grantee any right to be retained, in any position, as a director, officer, employee, or consultant of the Company or its Affiliates, or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever or for no reason, subject to the Company’s articles of incorporation, bylaws and other similar governing documents and applicable law.

(j) Section 409A. It is intended that the Award Agreement and the SAR will be exempt from (or in the alternative will comply with) Code Section 409A, and the Award Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. This Section 12(j) shall not be construed as a guarantee of any particular tax effect for the Grantee’s benefits under the Award Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(k) Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Award Agreement and the Plan.

(l) Confidentiality. The Grantee agrees that the terms and conditions of the SAR award reflected in the Award Agreement are strictly confidential and, with the exception of the Grantee’s counsel, tax advisor, immediate family, or as required by applicable law, have not and shall not be disclosed, discussed or revealed to any other persons, entities or organizations, whether within or outside Company, without prior written approval of Company. The Grantee shall take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized.

(m) Nature of Grant. In accepting this SAR, Grantee acknowledges, understands and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature, and the Company may amend, modify, suspend or terminate the Plan at any time, to the extent permitted by the Plan; (ii) the grant of this SAR is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of SARs or benefits in lieu of SARs, even if SARs have been granted in the past; (iii) all decisions with respect to future SARs or other grants, if any, will be at the sole discretion of the Company; (iv) the Award Agreement does not give Grantee the right to remain retained or employed by the Company and/or Employer (or any of their Subsidiaries or Affiliates) in any capacity; (v) except as otherwise provided in a separate agreement between Grantee and the Company and/or Employer (or any of their Subsidiaries or Affiliates), the Company and/or Employer reserve the right to terminate the Grantee’s employment or other service at any time and for any reason, in accordance with applicable laws; (vi) if Grantee is not a Service Provider to the Company or any Subsidiary or Affiliate, this SAR grant does not establish an employment or other Service Provider relationship with the Company or any Subsidiary or Affiliate; (vii) Grantee is voluntarily participating in the Plan; (viii) this SAR and shares of Common Stock subject to this SAR, and the income from and value of same, are not intended to replace any pension rights or compensation; (ix) this SAR and shares of Common Stock subject to this SAR, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments; (x) the future value of the Shares subject to this SAR is unknown, indeterminable, and cannot be predicted with certainty; (xi) if the Shares subject to this SAR do not increase in value, this SAR will have no value; (xii) if Grantee exercises this SAR and acquires Shares, the value of such Shares may increase or decrease in value, even below the SAR Exercise Price; (xiii) no claim or entitlement to compensation or damages shall arise from the forfeiture of this SAR resulting from a Separation from Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where Grantee is employed or otherwise rendering services, or the terms of Grantee’s employment or service agreement, if any); (xiv) unless otherwise agreed with the Company, this SAR and Shares acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service Grantee may provide as a director for any Subsidiary or Affiliate; (xv) unless otherwise provided in the Plan or by the Company in its discretion, this SAR and the benefits evidenced by the Award Agreement do not create any entitlement to have this SAR transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and (xvi) the following provisions shall be applicable only to employees outside the U.S.: (a) this SAR and Shares subject to this SAR, and the income from and value of same, are not part of normal or expected compensation for any purpose; and (b) neither the Company, the Employer, nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of this SAR or of any amounts due to Grantee pursuant to the exercise of this SAR or the subsequent sale of Shares acquired upon exercise of this SAR.

(n) Clawback. This SAR is subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any Company Clawback Policy or any applicable law related to such actions, as may be in effect from time to time. Grantee’s acceptance of this SAR award shall be deemed to constitute Grantee’s acknowledgement of and consent to the Company’s application, implementation and enforcement of any applicable Policy that may apply to the Grantee, whether adopted prior to or following the Grant Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and Grantee’s agreement that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

(o) No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or the acquisition or sale of Shares. Grantee should consult with Grantee’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

(p) Data Privacy. Grantee’s personal information will be processed in accordance with the Company’s privacy policy previously given to and acknowledged by the Grantee. Grantee may obtain a copy of such policy at no cost by contacting Grantee’s local human resources department.

(i) Data Collection and Usage. The Company and any Subsidiaries or Affiliates, including the Employer, may collect, process and use certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, email address, date of birth, social security, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any of its Subsidiaries or Affiliates, details of all awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data by the Company and the third-party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Award Agreement and the Company’s legitimate business interest of managing the Plan and generally administering the Awards.

(ii) Plan Administration Service Providers. The Company transfers Data to Solium Capital LLC (“Solium”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. Grantee acknowledges and understands that Solium will open an account for Grantee to receive and trade Shares acquired under the Plan and that Grantee will be asked to agree on separate terms and data processing practices with Solium, with such agreement being a condition to the ability to participate in the Plan. The legal basis for the transfer of Data by the Company to Solium is its necessity to perform a contract between the Company and Solium concluded in the interest of Grantee. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of Data in the United States or, as the case may be, other countries, may not be subject to substantive data processing principles or supervision by data protection authorities. In addition, Grantee may not have enforceable rights regarding the processing of Data in such countries.

(iii) International Data Transfers. The Company and its service providers that manage and administer the Awards are based in the United States: this SAR derives from the Company, incorporated in the state of Delaware, United States and the Plan, governed by the laws of the Commonwealth of Massachusetts. Therefore, in order for the Company to perform its contractual obligations under the Award Agreement, Data will be transferred to the United States. The Company’s legal basis, where required, for the transfer of Data is its necessity in order to perform its contractual obligations under the Award Agreement.

(iv) Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.

(v) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Grantee is providing consents, where applicable, on a purely voluntary basis. Grantee understands that Grantee may withdraw his/her consent at any time with future effect for any or no reason. If Grantee does not consent, or if Grantee later seeks to revoke consent, Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant SARs or other equity awards to Grantee or administer or maintain Grantee’s participation in the Plan.

(vi) Data Subject Rights. Grantee may have a number of rights under data privacy laws in Grantee’s jurisdiction. Depending on where Grantee is based, such rights may include the right to (a) request access or copies of Data the Company processes, (b) rectification of incorrect Data, (c) deletion of Data, (d) restrictions on processing of Data, (e) portability of Data, (f) lodge complaints with competent authorities in Grantee’s jurisdiction, and/or (g) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Grantee can contact his/her local human resources representative.

(vii) Alternative Basis for Data Processing/Transfer. Grantee understands that in the future, the Company may rely on a different legal basis for the processing and/or transfer of Data and/or request that Grantee provides another data privacy consent form. Upon request of the Company or the Employer, Grantee agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from Grantee for the purpose of administering Grantee’s participation in the Plan in compliance with the data privacy laws in Grantee’s country, either now or in the future. Grantee understands and agrees that Grantee will not be able to participate in the Plan if he/she fails to provide any such consent or agreement requested by the Company and/or the Employer.

(q) Electronic Delivery. By accepting this SAR, Grantee consents to receive documents related to this SAR by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Grantee’s consent shall remain in effect throughout Grantee’s term as a Service Provider and thereafter until Grantee withdraws such consent in writing to the Company.

APPENDIX

TO THE

STOCK APPRECIATION RIGHT AGREEMENT

UNDER THE ANIKA THERAPEUTICS, INC.

2017 OMNIBUS INCENTIVE PLAN

Capitalized terms used but not defined in this Appendix have the meanings set forth herein or in the Plan.

Terms and Conditions

This Appendix includes additional terms and conditions that govern this SAR if Grantee resides and/or works in one of the countries listed herein. If Grantee is a citizen or resident of a country other than the one in which he/she is currently residing and/or working, transfers employment and/or residency to another country after receiving the grant of this SAR, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions herein will apply to Grantee.

Notifications

This Appendix also includes information regarding taxes and certain other issues of which Grantee should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, income tax and other laws in effect in the respective countries as of January 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Grantee not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time Grantee vests in or exercises this SAR or sells Shares acquired under the SAR.

In addition, the information contained herein is general in nature and may not apply to Grantee’s particular situation, and the Company is not in a position to assure Grantee of any particular result. Accordingly, Grantee is advised to seek appropriate professional advice as to how the relevant laws in Grantee’s country of residence may apply to his/her personal situation.

If Grantee is a citizen or resident of a country other than the one in which Grantee is currently residing and/or working, transfers employment and/or residency to another country after the grant of this SAR, or Grantee is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Grantee in the same manner. Grantee is advised to consult his/her personal advisor to determine the extent to which the notifications apply to Grantee’s specific situation.

ITALY

Terms and Conditions

The following terms will supplement, amend or integrate for purposes of Italian laws the relevant sections of the Award Agreement.

1.	Section 7 of the Award Agreement is replaced by the following wording:

7. Withholding.

(a) The Committee shall determine the amount of any withholding or other tax required by Italian law to be withheld or paid by the Company with respect to any income recognized by the Grantee with respect to the SAR.

(b) Irrespective of the above, the Grantee shall be required to meet any applicable tax withholding obligation in accordance with the tax withholding provisions of Section 17.3 of the Plan. The ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to Grantee (the “Tax-Related Items”) is and remains Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this SAR, including, but not limited to, the grant, vesting or exercise of this SAR, the issuance of shares of Common Stock upon exercise of this SAR, the subsequent sale of shares of Stock acquired pursuant to such exercise or the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of this SAR or any aspect of this SAR to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to Tax-Related Items in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

_______________________________

1 Note to Draft: If this form will be used for grants outside the US, local counsel should review and update this appendix.  If this form is not anticipated to be used for grantees outside the US, this Appendix may be deleted.

(c) Prior to any relevant taxable or tax withholding event, as applicable, Grantee agrees to make adequate arrangements satisfactory to the Company and/or Grantee’s Employer to satisfy all Tax-Related Items. To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items, Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one (or a combination) of the following:

(i) by direct payment to the Company or the Employer of the amount of Tax-Related Items through a wire transfer bank payment;

(ii) by having withheld from the Award at the appropriate time that number of whole Shares whose Fair Market Value is equal to the amount of Tax-Related Items required to be withheld with respect to the Award;

(iii) [intentionally left blank];

(iv) by withholding from wages or other cash compensation paid to Grantee by the Company or the Employer; and/or

(v) by withholding from proceeds of the sale of Shares acquired upon exercise of this SAR either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization, without further consent); and/or

If the Grantee is an Italian tax resident who, at any time during the fiscal year, holds foreign financial assets (including cash and shares) which may generate taxable income in Italy, the Grantee is required to report such assets on his or her annual tax return for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations also apply if the Grantee is the beneficial owner of foreign financial assets under Italian money laundering provisions.

2.	Section 9 of the Award Agreement is replaced by the following wording:

9. Bound by Plan and Committee Decisions.

By accepting the SAR, the Grantee acknowledges that the Grantee has received a copy of the Plan, the Award Agreement and the Appendix, has had an opportunity to review the Plan, the Award Agreement and the Appendix and agrees to be bound by all of the terms and conditions of the Plan, the Award Agreement and the Appendix. In the event of any conflict between the provisions of the Award Agreement and the Plan, the provisions of the Plan shall control. The authority to manage and control the operation and administration of the Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to the Award Agreement or the Plan shall be final and binding on all persons.

3.	Section 10 of the Award Agreement is replaced by the following wording:

10. Grantee Representations.

The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of the Award Agreement including the Appendix and the Plan and that the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of the SAR.

4.	Section 12, letter (c), of the Award Agreement is entirely deleted and replaced by the following wording:

(c) Entire Agreement.

The Award Agreement including the Appendix and the Plan constitute the entire agreement between the parties with respect to the SAR. Except as otherwise stated herein, any prior agreements, commitments or negotiations concerning the SAR are superseded.

5.

Section 12, letter (e), of the Award Agreement shall be interpreted to allow any dispute arising with respect to the Award Agreement to be referred for resolution to Italian courts of competent jurisdiction pursuant to Italian rules of civil procedure. In addition, Italian mandatory labor laws shall apply and, in case of contrast, prevail over any law of the Commonwealth of Massachusetts.

6.

Section 12, letter (m), numbers (ix) and (xvi), of the Award Agreement shall be construed and interpreted so as to allow the application of article 2120, para. 2, of the Italian Civil Code to assess whether any income arising from the Award Agreement takes part in the formation of the income base for computation of the severance payment due to employees under Italian law.

UNITED KINGDOM

Terms and Conditions

Withholding. The following supplements the “Withholding” section of the Award Agreement:

Without limitation to the “Withholding” section of the Award Agreement, Grantee agrees that Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). Grantee also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Grantee’s behalf.

Notwithstanding the foregoing, if Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Grantee understands that Grantee may not be able to indemnify the Company or the Employer for the amount of any Tax-Related Items not collected from or paid by Grantee if the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid by Grantee within 90 days of the end of the U.K. tax year in which an event giving rise to the taxable event occurs, may constitute an additional benefit to Grantee on which additional income tax and National Insurance contributions (“NICs”) may be payable. Grantee understands that Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit, which may also be recovered from Grantee by any of the means referred to in the “Withholding” section of the Award Agreement.

Joint Election. As a condition of participation in the Plan, Grantee agrees to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with this SAR and any event giving rise to Tax-Related Items related to Grantee’s participation in the Plan (the “Employer NICs”). Without prejudice to the foregoing, if requested to do so by the Employer or the Company, Grantee agrees to execute a joint election with the Company or the Employer, the form of such joint election having been approved formally by HMRC (the “Joint Election”), and any other required consent or election to accomplish the transfer of Employer NICs to Grantee. Grantee further agrees to execute such other joint elections as may be required between Grantee and any successor to the Company or the Employer. Grantee further agrees that the Company or the Employer may collect the Employer NICs from Grantee by any of the means set forth in the “Withholding” section of the Award Agreement.

If, having been requested to enter into a Joint Election by the Employer or the Company, Grantee does not enter into the Joint Election or if approval of the Joint Election has been withdrawn by HMRC, the Company, in its sole discretion and without any liability to the Company or the Employer, may choose not to issue or deliver any Shares to Grantee upon exercise of this SAR.